Exhibit 10.3

EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”), dated as of November 4, 2002, is entered into between Zumiez, Inc., a Delaware corporation (“Zumiez”), and Richard M. Brooks (“Executive”).

RECITALS

A.                                 Zumiez is engaged in the retail business of offering, selling, and marketing active sportswear, sports equipment and lifestyle products to teens, young men, and young women.  Zumiez may in the future expand its business to additional products, services and markets.

B.                                   Zumiez has employed Executive as President and Chief Executive Officer (CEO), and Executive wishes to hold this position under the terms and conditions of this Agreement.

C.                                   As President and CEO, Executive holds a sensitive position with access to, and requiring knowledge of, Zumiez’s proprietary and commercially valuable information, including trade secrets and strategic information.  Executive also has contact with Zumiez’s customers, suppliers, investors and strategic partners (collectively, “Zumiez Business Partners”).  Unauthorized use or disclosure of such information, or interference with Zumiez’s relationships with Zumiez Business Partners could cause Zumiez irreparable injury.  This Agreement is intended to assure that Zumiez’s proprietary information and materials and relationships with Zumiez Business Partners will be protected both during and after Executive’s employment.  Executive understands the need for this commitment and makes it willingly.

AGREEMENT

In consideration of Executive’s employment by Zumiez, Executive’s receipt of benefits under this Agreement, and the other covenants in this Agreement, the parties agree:

1.                                     Employment.  Zumiez shall employ Executive, and Executive shall serve as an employee of Zumiez, on the terms and conditions in this Agreement.  Executive’s employment under this Agreement shall continue indefinitely, until terminated by Zumiez or Executive under Section 5 below.

2.                                     Duties.  Executive shall serve as President and CEO, or in such other positions as determined by Zumiez, and perform other such duties that Zumiez may assign to Executive from time to time.  Executive shall comply with all of Zumiez’s policies and procedures applicable to similarly situated executives, as modified from time to time.

3.                                     Attention and Effort.  Executive shall devote Executive’s full working time, energies, and best efforts to Zumiez’s business and affairs, and shall faithfully and diligently serve Zumiez’s interests.   Executive shall not engage in any other business or employment activity (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by Zumiez’s Board of Directors (the “Board”), and (b) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made, except that Executive may continue to serve as a member of the Board of Directors of MicroServ, Inc., as a Trustee of the University of Puget Sound and such other boards as may be approved from time to time by the Board.

4.                                       Compensation and Benefits.  Executive shall receive the following compensation and benefits:

(a)                                 Base Salary.  Executive shall receive an initial base salary (“Base Salary”) of $175,000 per year.   Base Salary shall be paid in substantially equal periodic installments in accordance with Zumiez’s payroll schedule, but in any case not less frequently than monthly.  All payments shall be subject to standard employee withholding taxes and deductions.

(b)                                Bonus.  Executive shall be considered for an annual discretionary bonus of up to $100,000 based on Zumiez’s determination that Executive achieved the individual and company goals set by the Board as part of Zumiez’s Annual Operating Plan, as it may be modified by the Board.   In order to receive a bonus, Executive must be actively employed on the date the bonus is paid.

(c)                                 Fringe Benefits.  Executive shall participate in all benefit programs that Zumiez from time to time makes available to other employees holding positions similar to that of Executive, subject to applicable eligibility and other restrictions as set forth in the applicable summary plan description or other policy description.  Zumiez may modify or eliminate benefits from time to time.

(d)                                Expenses.  In accordance with Zumiez’s policies, Executive shall be reimbursed for all reasonable authorized business expenses incurred in connection with Zumiez duties following receipt of such documentation as Zumiez may reasonably require.

(e)                                 Stock Options.  Executive also shall be eligible to receive such future stock option grants as the Board from time to time deems appropriate.

5.                                      Termination.  Executive’s employment with Zumiez shall be terminated upon the occurrence of any one or more of the following events:

(a)                                 Immediately, upon Executive’s death.

(b)                                At the election of Zumiez, upon written notice to Executive, if Executive is prevented by sickness or disability from fully and adequately performing Executive’s job duties, with or without reasonable accommodation, for a continuous period of not less than ninety (90) days or for intermittent periods totaling not less than ninety (90) days in any twelve month period.  This provision shall be interpreted consistently with applicable disability law.

(c)                                 At the election of Zumiez, upon written notice to Executive, with or without Cause.  “Cause” shall mean Zumiez’s determination that Executive has committed an act or acts constituting any of the following: (i) dishonesty, fraud, misconduct or gross negligence in connection with Executive’s performance of his duties and responsibilities at Zumiez;

(ii) intentional unauthorized disclosure or use of Confidential Information (as defined in Section 6); (iii) misappropriation of a business opportunity of Zumiez; (iv) materially and deliberately aiding a competitor of Zumiez; (v) conduct that constitutes a felony; (vi) failure or refusal to attend to the duties or obligations of Executive’s position under this Agreement, or to comply with Zumiez’s rules, policies or procedures, which failure or refusal remains uncorrected thirty (30) days after the Board delivers written notice of such misconduct to Executive; (vii) any other reason that constitutes “cause” under Washington law; or (viii) the failure of Zumiez to achieve at least eighty percent (80%) of its projected operating income (earnings before interest and taxes) set forth in its Annual Operating Plan for two consecutive years.

(d)                                 At the election of Executive, upon thirty (30) days’ notice to Zumiez, with or without Good Reason.  “Good Reason” shall mean (i) a forced relocation of more than one hundred (100) miles in the principal place for Executive’s performance of duties under this Agreement; or (ii) Zumiez’s material breach of a material provision of this Agreement, which breach remains uncured thirty (30) days after Executive delivers written notice of such breach to Zumiez; (iii) a material worsening in Executive’s title, duties, responsibilities or authority, which worsening is not corrected thirty (30) days after Executive delivers written notice to Zumiez; or (iv) a reduction in Executive’s Base Salary or percentage of bonus opportunity under Section 4(b).  Good Reason shall not exist if Zumiez contemporaneously has Cause to terminate Executive’s employment.

6.                                      Payments and Other Financial Obligations Upon Termination.

(a)                                If Executive’s employment is terminated (i) due to Executive’s death or permanent disability, (ii) by Zumiez for Cause (other than as set forth in Section 5(b)(viii) above), or (iii) by Executive without Good Reason, Zumiez shall pay Executive’s Base Salary through the date of termination, and provide such other payments and benefits as applicable law may require.

(b)                               If Executive’s employment is terminated by Zumiez without Cause or by Executive with Good Reason or for the reason set forth in Section 5(b)(viii) above, then as liquidated damages or severance pay, or both, Zumiez shall continue to pay Executive’s Base Salary until the earlier of the date that Executive accepts employment with another employer or upon the expiration of eighteen (18) months after Executive’s termination of employment.  All employee benefits shall cease upon termination of employment.  As a condition to post-termination salary continuation payments under this Section, Zumiez may require that Executive provide consulting services to Zumiez on a reasonable basis during the period that payments continue.

(c)                                Zumiez’s obligations under Section 6(b) shall immediately cease if Executive breaches any of the covenants in Sections 7 through 10 of this Agreement, and Executive shall repay to Zumiez all amounts previously paid to Executive during the period of such breach.  The amounts paid, the amounts withheld and the amounts repaid are intended as a reasonable forecast of only some of the damages that would result from Executive’s breach of Section 7, 8, 9, or 10, and not as a penalty.  The obligation on the part of Executive to repay any amount under this Agreement shall not preclude the exercise by Zumiez of any right or remedy available to it at law or in equity.

7.                                     Confidentiality.

(a)                                “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of Zumiez.  By way of illustration but not limitation, “Confidential Information” includes (i) Zumiez’s trade secrets, inventions, ideas, processes, systems, designs, formulas, computer programs, databases, customer lists, business practices, and strategic plans; (ii) any information regarding plans for research, development, new products, marketing and selling, business plans, budgets, unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of employees of Zumiez; and (iv) information received from third parties including, without limitation, Zumiez Business Partners and their clients, vendors, business partners, or potential business partners that Zumiez is obligated to treat as confidential.  Confidential Information disclosed to Executive by any Zumiez partner, employee, contractor and/or agent is also covered by this Agreement.  Confidential Information will not include information Executive can establish: (i) entered or subsequently enters the public domain without Executive’s breach of any obligation owed Zumiez; (ii) became known to Executive prior to Zumiez’s disclosure of such information to Executive; or (iii) became known to Executive from a source other than Zumiez other than by the breach of an obligation of confidentiality owed to Zumiez.

(b)                               Executive shall not use any Confidential Information for any purpose other than to further Zumiez’s business interests as requested by Zumiez and, without limiting the foregoing, Executive shall not use the Confidential Information for the benefit of himself or any third party.  Executive shall not disclose any Confidential Information to any third party without having first received the express prior written permission of Zumiez.  Executive shall at all times keep Confidential Information confidential and shall take all reasonable security precautions to keep confidential and protect the Confidential Information from unauthorized access and use.  Executive may directly or indirectly reproduce, summarize and distribute Confidential Information provided to Executive only in pursuance of Zumiez’s business and only as otherwise provided hereunder.

(c)                                Executive’s Section 7 obligations shall remain in effect for the longest time permitted by applicable law.  If Executive is required by subpoena or otherwise to disclose Confidential Information, Executive shall give Zumiez notice of the proposed disclosure as soon as practicable after learning of the subpoena or the disclosure requirement and shall make any such disclosure in a manner so as to maximize the protection of the information from further disclosure.

8.                                     Return of Documents and Property.  At termination of employment, or earlier if requested, Executive shall promptly surrender to Zumiez, without retaining copies, all tangible and intangible things which are or contain Confidential Information.  Executive shall also return all files, correspondence, memoranda, computer software and print-outs, work papers, client lists, and other property or things which Zumiez gave to Executive, which Executive created in whole or part within the scope of Executive’s employment, or to which Executive had access, even if they do not contain Confidential Information.  In addition, at the time of termination from Zumiez, regardless of reason, Executive shall in good faith take all acts necessary and reasonable to assure that Executive’s work is efficiently transitioned to Zumiez.

9.                                      Restrictive Covenants.

(a)                                “Competitor” means any person or entity which engages or is preparing to engage in a retail business by selling, offering, or marketing the same or similar products or services which Zumiez then sells, offers or markets, or is then preparing to sell, offer, and/or market to teens and/or young men and women.

(b)                               During employment with Zumiez and continuing for eighteen (18) months thereafter (the “Non-Competition Term”), regardless of the reason for termination, Executive shall not, unless Zumiez gives its prior written consent: (i) manage, operate, control, or be employed by any Competitor; (ii) consult with, act as agent for, or otherwise assist any Competitor to compete or prepare to compete with Zumiez; (iii) own any interest (other than a passive investment interest in a publicly traded company) in any Competitor; (iv) take any action calculated to divert from Zumiez any opportunity within the scope of its then business; (v) solicit, hire or otherwise engage any person who had been employed by Zumiez during the last six (6) months before Executive’s termination, to perform services for Executive or any other person or entity; or (vi) solicit, divert, or in any other manner persuade or attempt to persuade any Zumiez Business Partner to alter or discontinue its relationship with Zumiez.  The Non- Competition Term shall terminate if Zumiez breaches its obligation to pay liquidated damages or severance pay, pursuant to Section 6(b) hereof.

(c)                                The covenants contained in this Section 9 shall be limited to a geographic area of the United States, specifically including the twelve (12) states where Zumiez currently conducts its business, the states where Zumiez conducts or has taken preparatory measures to conduct its business on the date Executive’s employment at Zumiez is terminated, and the states where Zumiez contemplates conducting its business on Executive’s termination date.

10.                                Assignment of Inventions.

(a)                                Executive shall promptly make full written disclosure to Zumiez of, shall hold in trust for the sole right and benefit of Zumiez, and, subject to Section 3(c) of this Agreement, hereby assigns to Zumiez or its designee all of Executive’s right, title, and interest in and to, any and all inventions, original works of authorship, developments, concepts, ideas, discoveries, improvements and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is employed by Zumiez.

(b)                               Notwithstanding Section 10(a) above, Section 49.44.140 of the Revised Code of Washington exempts from assignment to Zumiez certain inventions developed entirely on Executive’s own time without using Zumiez’s equipment, supplies, facilities or trade secret information, except for inventions that: (i) relates directly to Zumiez’s business, (ii) relates to Zumiez’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by Executive for Zumiez.  A copy of Section 49.44.140 of the Revised Code of Washington is attached as Appendix A to this Agreement.  Executive shall advise Zumiez promptly in writing of any inventions, original works of authorship, developments, concepts, ideas, discoveries, improvements or trade secrets that Executive believes need not be assigned to Zumiez; and Executive shall at that time provide to Zumiez in writing all evidence necessary to substantiate that belief.  Zumiez will keep in confidence and will not use for any purpose or disclose to third parties without Executive’s consent any confidential information disclosed in writing to Zumiez relating to inventions that qualify fully under the provisions of Section 49.44.140 of the Revised Code of Washington.

(c)                                 Executive acknowledges that all original works of authorship made by Executive (solely or jointly with others) within the scope of Executive’s employment by Zumiez and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101) and that Executive is an “employee” as defined by that Act.  Executive further agrees from time to time to execute written transfers of ownership to Zumiez of specific original works of authorship (and all copyrights therein) made by me (solely or jointly with others) which may, despite the preceding sentence be deemed by a court of law not to be works made for hire, and which are being assigned by Executive to Zumiez pursuant to this Agreement in such form as is acceptable to Zumiez in its reasonable discretion.

(d)                                Executive shall keep and maintain adequate and current written records of all inventions and original works of authorship made by Executive (solely or jointly with others) during the term of Executive’s employment by Zumiez.  The records will be in the form of notes, drawings, and any other format that may be specified by Zumiez.  The records will be available to and remain the sole property of Zumiez at all times.

(e)                                 Executive agrees to assist Zumiez to obtain United States or foreign letters patent, copyrights or trademark rights covering inventions, works of authorship and trademarks, respectively, assigned hereunder to Zumiez.  Such obligation shall continue beyond the termination of Executive’s employment by Zumiez, at which point Zumiez shall compensate Executive at a reasonable rate for time actually spent by Executive at Zumiez’s request on such assistance.  If Zumiez is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent, copyrights or mask work rights covering inventions or other rights assigned to Zumiez under this Agreement, then Executive hereby irrevocably designates and appoints Zumiez and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights and mask work rights with the same legal force and effect as if executed by Executive.  This appointment is coupled with an interest in and to the inventions and works of authorship and shall survive Executive’s death or disability.  Executive hereby waives and quitclaims to Zumiez any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any patents, copyrights or mask work rights resulting from or relating to any such application assigned hereunder to Zumiez.

(f)                                   Executive agrees to assign to the United States government all right, title and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between Zumiez and the United States or any of its agencies.

11.                               Remedies.  Executive acknowledges that Zumiez would be greatly injured by, and has no adequate remedy at law for, Executive’s breach of Section 7, 8, 9, or 10.  Executive therefore consents that if such breach occurs or is threatened, Zumiez may, in addition to all other remedies, enjoin Executive (together with all persons acting in concert with Executive) from such breach or threatened breach.  If an injunction is granted, the periods in Sections 7 and 9 shall be extended so as to commence when such injunction is entered.

(a)                                Attorneys’ Fees.  In any claim arising out of or relating to this Agreement, the substantially prevailing party shall recover its reasonable costs and attorneys’ fees to the extent permitted by law.

(b)                               Venue and Jurisdiction/Controlling Law.  For any claim or cause of action arising under or relating to this Agreement, Zumiez and Executive consent to the exclusive jurisdiction of the King County, Washington Superior Court, or a federal court located within Seattle, Washington, and waive any objection based on jurisdiction or venue, including forum non conveniens.  Washington law shall apply.

12.                               Assignment.  Zumiez may assign rights and duties under this Agreement, but Executive may not.  This Agreement shall bind Executive’s heirs and personal representatives, and inure to the benefit of Zumiez and its successors and/or assigns.

13.                               Freedom To Contract.  Executive warrants that Executive has the full power and authority to enter into and perform according to the terms of this Agreement and is under no disability or obligation, express or implied, to any other party, including former employers, that prevents Executive from entering into this Agreement and from complying with all of its provisions to the fullest extent, and that no third party approval or consent is necessary for its entry into or performance under this Agreement.  Executive shall comply fully with all confidentiality obligations owed to all third parties, including all former employers, and shall not disclose to Zumiez any trade secret or proprietary information of any third party that Executive is obligated not to disclose without the written consent of Zumiez and the third party.

14.                               Complete Agreement; Severability; No Waiver.  This Agreement is the entire agreement between the parties on its subject matters, and supersedes all prior and contemporaneous discussions and understandings, except that nothing in this Agreement shall be construed to alter or amend either party’s rights or duties under the Plan, as amended from time to time.  No waiver, modification or termination of any term of this Agreement shall be effective unless in writing and signed by both parties.  If any provision as written is deemed unlawful, overbroad or otherwise unenforceable, the parties agree to follow a construction which will give Zumiez the maximum protection which is reasonable and permissible under the circumstances

(including, if necessary, a reduction in the time and/or geographic scope of nondisclosure and/or restrictive covenants), or if this is not possible, it shall be deemed severed.  The failure, delay or forbearance on the part of either party to insist on strict performance of any provision of this Agreement, or to exercise any right or remedy, shall not be construed as a waiver.  The waiver of any right or remedy by either party in one or more instances shall not excuse the strict performance of the duties and obligations on the part of the other party.

15.                                Legal Representation.  Executive has been represented by counsel of his own choosing in connection with this Agreement.  As the parties have cooperated in the drafting and negotiation of this Agreement, this Agreement shall not be construed against either party as the drafter.  Executive understands this Agreement and acknowledges that the restrictions in this Agreement are fair and reasonable.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ZUMIEZ:

ZUMIEZ INC.
a Delaware corporation

By:	/s/ Thomas D. Campion
Thomas D. Campion Chairman

EXECUTIVE:

/s/ Richard M. Brooks
Richard M. Brooks

[Executive Agreement Signature Page]

APPENDIX A

Notice to Executive Regarding Employee Rights to Inventions Under the Revised Code of

Washington Section 49.44.140

“(1)                            A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.  Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2)                                 An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3)                                 If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work preformed [performed] by the employee for the employer.”